Exhibit 3.1

AMENDMENT NO. 1

TO THE

BYLAWS OF

ADVANCED EMISSIONS SOLUTIONS, INC.

WHEREAS, the Board of Directors (the “Board”) of Advanced Emissions Solutions, Inc., a Delaware corporation (the “Corporation”) may amend the Bylaws of the Corporation pursuant to Article VIII of the Bylaws; and

WHEREAS, the Board duly adopted resolutions by written consent that approved and adopted this Amendment No. 1 to the Bylaws of the Corporation on July 23, 2014.

NOW, THEREFORE, LET IT BE RESOLVED, that the Bylaws of the Corporation be amended as follows:

1.	The first sentence of Section 3.02 of Article III of the Bylaws of the Corporation is hereby deleted in its entirety and replaced with the following:

“The Board of Directors shall consist of no less than one or more than fifteen members, the number thereof to be determined from time to time by resolution of the Board of Directors.”

2.	Except as set forth in this Amendment No. 1, the Bylaws of the Corporation shall remain in full force and effect.

The undersigned, being the Secretary of Advanced Emissions Solutions, Inc., hereby certifies that the foregoing is a true and correct copy of Amendment No. 1 to the Bylaws of the Corporation, as adopted by the Board on July 23, 2014.

Advanced Emissions Solutions, Inc.

/s/ Mark H. McKinnies
Mark H. McKinnies, Secretary